UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    April 19, 2005

MAXXAM INC.

(Exact name of registrant as specified in its charter)

Delaware	1-3924	95-2078752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1330 Post Oak Boulevard Suite 2000 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 19, 2005, the Registrant's indirect wholly owned subsidiary, The Pacific Lumber Company ("Palco"), and Palco's subsidiary, Britt Lumber Co., Inc. ("Britt"), as borrowers, closed

•	a five-year $30.0 million secured asset-based revolving credit facility ("Revolving Credit Facility") with The CIT Group/Business Credit, Inc. ("CIT"); and
•	a five-year $35.0 million secured term loan agreement ("Term Loan") with Credit Suisse First Boston ("CSFB").

The borrowers used approximately $10.8 million of the funds from the Term Loan to pay off amounts borrowed under the asset-based revolving credit agreement between Bank of America ("Bank of America," which term as used herein shall include any of its affiliates) and borrowers (the "Old Credit Agreement"). The borrowers also terminated the Old Credit Agreement (see Item 1.02 below).

The amount available for borrowing at any time under the Revolving Credit Facility (up to $30 million) is the sum of 85% of the borrowers' eligible accounts receivable plus 75% of the borrowers' eligible inventories. The loans outstanding under the Revolving Credit Facility will bear interest, at the borrowers' option, at the rate of LIBOR plus 2.25% or prime plus 0.50%. The Revolving Credit Facility matures on April 19, 2010. As of this date, the borrowers have not made any borrowings under the Revolving Credit Facility. The Term Loan has been fully funded. The Term Loan bears interest, at the borrowers' option, at the rate of LIBOR plus 6% or prime plus 5%. The Term Loan is repayable in quarterly installments of $87,500 each, beginning on June 1, 2005. A balloon payment of the remaining principal balance is due on April 19, 2010.

The Revolving Credit Facility and the Term Loan contain substantially identical restrictive covenants that limit the borrowers' ability to incur debt, grant liens, make investments, pay dividends, make capital expenditures or merge or consolidate, and require the borrowers' to maintain a minimum level of EBITDA throughout the life of the loans. The Revolving Credit Facility and the Term Loan contain customary events of default and customary remedies with respect to the occurrence of an event of default.

The Revolving Credit Facility includes a prepayment premium of 1% payable in connection with any prepayment or reduction in the commitment occurring within the first two years. The Term Loan includes prepayment premiums of 4%, 3%, 2% and 1% payable in connection with any prepayment of the Term Loan that occurs during the first, second, third and fourth years, respectively. No prepayment premium will be payable under either credit facility to a lender who is also a lender under any refinancing used to prepay such credit facility. The Term Loan also requires certain mandatory prepayments in connection with asset sales by borrowers.

This description of the material terms of the Revolving Credit Agreement and Term Loan is not a complete statement of the parties' rights and obligations under such agreements. The above statements are qualified in their entirety by reference to the actual agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2.

Pursuant to two substantially identical Guarantee and Collateral Agreements (one in favor of each of CSFB and CIT) and substantially identical Deeds of Trust (in favor of each of CSFB and CIT) (collectively, the "Security Agreements"), the Revolving Credit Facility and the Term Loan are each secured by a security interest in the stock of Palco held by its immediate parent, MAXXAM Group Inc. ("MGI"), and substantially all of the assets of the borrowers (other than the Palco's equity interest in Scotia Pacific Company LLC; "Scotia Pacific"). The Security Agreements contain customary covenants regarding insurance requirements and maintenance of the collateral, as well as customary remedies upon the occurrence of events of default

These descriptions of the material terms of the Guarantee and Collateral Agreements and Deeds of Trust are not complete statements of the parties' rights and obligations under such agreements. The above statements are qualified in their entirety by reference to the actual agreements (copies of which will be filed by no later than the Registrant's Form 10-Q for the first quarter of 2005).

Item 1.02.	Termination of a Material Definitive Agreement.

As described above, Palco and Britt terminated the Old Credit Agreement on April 19, 2005 in connection with entry into the Revolving Credit Agreement and Term Loan Agreement. The Old Credit Agreement provided for a three-year revolving credit facility allowing for borrowings of up to $30 million based upon the sum of 85% of the borrowers' eligible accounts receivable and 65% of the borrowers' eligible inventory. Borrowings under the Old Credit Agreement bore interest at rates based upon (and at variable margins above) LIBOR or the prime rate, and were secured by the substantial portion of Palco's and Britt's assets. In connection with the termination, MGI's recent pledge of a $2.5 million certificate of deposit as additional security was released. As previously disclosed, Palco and Britt were in default under the Old Credit Agreement and had received limited waivers of the default (most recently through April 22. 2005).

Bank of America is agent and a participating bank under a line of credit that allows Scotia Pacific to borrow up to one year's interest on Scotia Pacific's Timber Collateralized Notes. For further information regarding this line of credit, see Note 7 to the Consolidated Financial Statements set forth in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Item 2.03  Creation of a Direct Financial Obligation or and Obligation under and Off-Balance Sheet Arrangement or a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
10.1

Revolving Credit Agreement dated as of April 19, 2005 among The Pacific Lumber Company, Britt Lumber Co., Inc., the lenders from time to time party thereto and The CIT Group/Business Credit, Inc (filed herewith).

10.2	Term Loan Agreement, dated as of April 19, 2005 among The Pacific Lumber Company, Britt Lumber Co., Inc., the lenders from time to time party thereto and Credit Suisse First Boston (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 25, 2005	MAXXAM INC.
By:	/s/ Bernard L. Birkel
Name:	Bernard L. Birkel
Title:	Secretary & Senior Assistant General Counsel